UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 25

                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                     REGISTRATION UNDER SECTION 12(b) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number 1-13648

                               BALCHEM CORPORATION

                             AMERICAN STOCK EXCHANGE
 (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)

      PO Box 600, 52 Sunrise Park Road, New Hampton, NY 10958, 845-326-5600 (Address, including zip code, and telephone number, including area code, of
                      Issuer's principal executive office)


                        Common Stock, $0.06 2/3 par value
                      (Description of class of securities)

Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[_]   17 CFR 240.12d2-2(a)(1)

[_]   17 CFR 240.12d2-2(a)(2)

[_]   17 CFR 240.12d2-2(a)(3)

[_]   17 CFR 240.12d2-2(a)(4)

[_]   Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules
      to  strike  the  class  of  securities   from  listing   and/or   withdraw
      registration from Exchange. 1

[X] Pursuant to 17 CFR 240.12d2-2(C), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d(2)-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, Balchem Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.


                                       BALCHEM CORPORATION

Date: December 21, 2006                By     /s/  Dino A. Rossi
                                             -----------------------------------
                                             Dino A. Rossi
                                             President & Chief Executive Officer

----------------------

1 Form 25 and attached Notice will be considered compliance with the provisions of 17CFR 240.19D-1 as applicable. See General Instructions.